EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Form 10-K of our report dated September 25, 2007 which refers to our audit of the financial statements of Blink Couture, Inc. as of July 31, 2007 and for the year then ended and accumulated for the period from October 23, 2003 (Date of Inception) to July 31, 2007.

/s/ MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS
Vancouver, Canada
October 21, 2008